Exhibit 99.1

Calumet CFO Vince Donargo to retire in April 2024, David Lunin joins as CFO Designate

INDIANAPOLIS — (PR NEWSWIRE) — September 12, 2023 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “Company,” “we,” “our” or “us”), today announced that Vince Donargo has elected to step down as CFO on December 31, 2023, and he will continue in an advisory role until his retirement at the end of April, 2024.

“I’d like to thank Vince for his contributions to Calumet as both Chief Financial Officer and Chief Accounting Officer these last few years as he helped navigate this last chapter of the Calumet transformation,” said Todd Borgmann, CEO. “Vince has been a valuable part of the executive team and has driven many improvements in the CFO organization during his tenure.”

Calumet also announced today that David Lunin will be appointed Chief Financial Officer on January 1, 2024. David has joined as EVP and CFO Designate and will work closely with Vince to facilitate a seamless transition. David brings over 20 years of finance experience, most recently in various investment banking roles at Goldman Sachs across capital markets and mergers and acquisitions. David spent significant time in the Natural Resources group at Goldman Sachs covering the commodity and specialty chemicals industries. He is a graduate of George Washington University with a Bachelor’s degree in Business Administration. He also holds a Master of Arts in Applied Economics from Johns Hopkins University and a MBA from Columbia Business School.

“We are excited to welcome David to the Calumet team,” said Borgmann. His capital markets experience will be essential as we execute on our strategic deleveraging priority and the potential monetization of Montana Renewables. Further, David’s many years of specialty chemical experience will serve Calumet well as we continue to refine and execute the strategic growth plan for our leading integrated specialties business.”

Lunin added, "I am thrilled to join Calumet and look forward to working with Todd, Vince and the entire team. The Company has a tremendous history and has grown significantly over the last few years.  I look forward to working with the team and helping propel the Company forward.”

About the Partnership

Calumet manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Public Relations Contact:

Media Oakes, 317-957-5319

Investor Relations Contact:

Brad McMurray, 317-957-5378